EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year of 2012

HUNTINGTON BEACH, Calif., Feb. 19, 2013 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its fourth quarter and fiscal year of 2012 that ended on Tuesday, January 1, 2013. The results for both the fourth quarter and fiscal year ended January 1, 2013, included one less operating week as compared to the same periods of fiscal 2011.

Highlights for the fourth quarter of fiscal 2012 were as follows:

  Total revenues increased approximately 8% to $184.8 million, as compared to $171.8 million for the same quarter last year. The extra operating week in fiscal 2011 contributed approximately $13.9 million in sales last year. Excluding the extra operating week, total revenues increased approximately 17% compared to the same quarter last year.
  Total restaurant operating weeks increased 5% (13 weeks vs. 14 weeks) and 13% (13 weeks vs. 13 weeks).
  Five new restaurants opened during the quarter.
  Comparable restaurant sales increased 3.0%, successfully hurdling a 5.1% increase for the same quarter last year (13 weeks vs. 13 weeks).
  Net income and diluted net income per share were $7.0 million and $0.24, respectively, as compared to $9.9 million and $0.34 for the same quarter last year. The extra operating week in fiscal 2011 contributed approximately $0.06 of diluted net income per share last year.
  On a non-GAAP adjusted basis, excluding certain charges and gains described below and in the reconciliation between GAAP and non-GAAP adjusted financial measures included in the accompanying financial data, net income and diluted net income per share were $7.6 million and $0.27, respectively.

Results for the fourth quarter of fiscal 2012 include pre-tax charges totaling approximately $1.4 million, or approximately $0.04 per diluted net income per share, related to the estimated cost to settle a California sales tax audit and the one-time costs associated with our CEO transition. These costs were partially offset by a pre-tax gain of approximately $0.5 million, or $0.01 per diluted net income per share, pursuant to the settlement agreement with the Company's former broker-dealer related to the liquidation of its auction rate securities portfolio in December 2009. Under the terms of that settlement agreement, the Company was entitled to potential future recoveries of its loss on that portfolio based on the performance of the securities through December 2012. During the fourth quarter of fiscal 2012, certain of those securities were redeemed at par resulting in additional gains to the Company. As a result of this settlement agreement the Company has successfully recovered 100% of the value of its auction rate securities portfolio.

Highlights for the full fiscal year 2012 were as follows:

  Total revenues increased approximately 14% to $708.3 million as compared to $620.9 million for fiscal year 2011. The extra operating week in fiscal 2011 contributed approximately $13.9 million in sales last year. Excluding the extra operating week, total revenues increased approximately 17% compared to the prior year.
  Total restaurant operating weeks increased 11% (52 weeks vs. 53 weeks) and 13% (52 weeks vs. 52 weeks).
  16 new restaurants opened during the fiscal year, including one relocation.
  Comparable restaurant sales increased 3.2%, successfully hurdling a 6.6% increase for fiscal year 2011 (52 weeks vs. 52 weeks).
  Net income and diluted net income per share were $31.4 million and $1.09, respectively, as compared to $31.6 million and $1.08 for fiscal year 2011. The extra operating week in fiscal 2011 contributed approximately $0.06 of diluted net income per share last year.
  On a non-GAAP adjusted basis, excluding certain charges and gains described below and in the reconciliation between GAAP and non-GAAP adjusted financial measures included in the accompanying financial data, net income and diluted net income per share were $32.3 million and $1.12, respectively.

Results for fiscal year 2012 include pre-tax charges totaling approximately $2.0 million, or $0.05 per diluted net income per share, related to the estimated cost to settle a trademark infringement lawsuit and a California sales tax audit, the write-off of the remaining net book value of assets related to the closure and relocation of our small-format "Pizza & Grill" restaurant in Boulder, Colorado, and one-time costs associated with our CEO transition. These costs were partially offset by a pre-tax gain of approximately $0.8 million, or $0.02 per diluted net income per share, pursuant to the settlement agreement with the Company's former broker-dealer related to the liquidation of its auction rate securities portfolio in December 2009.

"We were pleased to maintain BJ's forward momentum during the fourth quarter and fiscal year 2012," commented Jerry Deitchle, Chairman of the Board. "Despite the challenging operating environment for restaurants in general, we continued to drive top-line sales and gain market share in the estimated $100+ billion casual dining segment. Excluding the impact of non-recurring items in the fourth quarter, our non-GAAP net income came in as we internally expected at $0.27 per diluted net income per share, due in large part to the high quality, professional execution of our restaurant operators. More importantly, we continued to strengthen the foundation for the BJ's concept going forward. With only 130 restaurants open today in 15 states and with estimated room for at least 425 large-format 'Brewhouse' restaurants domestically, we believe that the majority of BJ's growth remains well ahead of us."

"I want to thank Jerry Deitchle for his stewardship of the BJ's concept over the last eight years," commented Greg Trojan, President and CEO. "I am very impressed with the foundation and the level of execution of the BJ's concept and its brand positioning in the casual dining industry. I am looking forward to working with him as our Chairman going forward. Based on all indications, we expect 2013 to be another challenging year in the casual dining industry. Accordingly, we have several sales building initiatives planned for this year and will continue to prudently manage the costs within our business. We intend to continue playing to the strengths of the BJ's concept by providing a higher quality, more differentiated casual dining experience for our guests, while maintaining an average guest check that remains in the same relative range as those of our mature, 'mass market' peers as we continue to successfully execute our national expansion plan."

The Company successfully opened 16 new restaurants in 2012, including one relocation of an existing restaurant. Five new restaurants (Lubbock, Texas; Pasadena, California; Albuquerque, New Mexico; and two restaurants in Miami, Florida) were opened during the fourth quarter of fiscal 2012. As previously announced, the Company currently expects to open as many as 17 new restaurants during 2013, of which one will be a relocation of an existing small-format "Pizza & Grill" restaurant in Eugene, Oregon to a new site in Eugene that can accommodate a larger-format "Brewhouse" restaurant. Investors are reminded that the actual number and timing of new restaurant openings are subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year of 2012 earnings release today, February 19, 2013, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 130 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary craft beers throughout the chain. The Company's restaurants are located in California (61), Texas (28), Florida (11), Arizona (6), Nevada (5), Colorado (4), Ohio (3), Oregon (3), Oklahoma (2), Washington (2), Indiana (1), Kansas (1), Kentucky (1), Louisiana (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 61 of our current 130 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	January 1, 2013		January 3, 2012		January 1, 2013		January 3, 2012
Revenues	$184,805	100.0%	$171,769	100.0%	$708,325	100.0%	$620,943	100.0%
Costs and expenses:
Cost of sales	46,166	25.0	41,706	24.3	175,636	24.8	152,695	24.6
Labor and benefits	63,392	34.3	59,916	34.9	245,078	34.6	214,470	34.5
Occupancy and operating	40,166	21.7	34,943	20.3	150,312	21.2	127,291	20.5
General and administrative	12,792	6.9	10,862	6.3	45,131	6.4	39,952	6.4
Depreciation and amortization	11,199	6.1	9,228	5.4	41,347	5.8	34,075	5.5
Restaurant opening	2,399	1.3	1,908	1.1	8,440	1.2	6,997	1.1
Loss on disposal of assets	106	0.1	114	0.1	557	0.1	1,039	0.2
Legal and other settlements	609	0.3	--		959	0.1	2,037	0.3
Total costs and expenses	176,829	95.7	158,677	92.4	667,460	94.2	578,556	93.2
Income from operations	7,976	4.3	13,092	7.6	40,865	5.8	42,387	6.8

Other income (expense):
Interest income	62		77		276		233
Interest expense	(10)		(61)		(54)		(144)
Gain on investment settlement	508	0.3	--		797	0.1	614	0.1
Other income, net	144	0.1	171	0.1	772	0.1	562	0.1
Total other income	704	0.4	187	0.1	1,791	0.3	1,265	0.2
Income before income taxes	8,680	4.7	13,279	7.7	42,656	6.0	43,652	7.0

Income tax expense	1,692	0.9	3,408	2.0	11,247	1.6	12,082	1.9

Net income	$6,988	3.8%	$9,871	5.7%	$31,409	4.4%	$31,570	5.1%

Net income per share:
Basic	$0.25		$0.36		$1.12		$1.14

Diluted	$0.24		$0.34		$1.09		$1.08

Weighted average number of shares outstanding:
Basic	28,046		27,737		27,994		27,631

Diluted	28,821		29,274		28,857		29,143

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	January 1, 2013	January 3, 2012

Cash, cash equivalents and short-term investments	$ 33,390	$ 45,396
Non-current investments	$ 7,534	$ 7,739
Total assets	$ 566,876	$ 502,079
Total long-term debt, including current portion	$ --	$ --
Shareholders' equity	$ 371,834	$ 332,449

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	January 1, 2013		January 3, 2012		January 1, 2013		January 3, 2012
Stock-based compensation (1)
Labor and benefits	$ 381	0.2%	$ 469	0.3%	$1,255	0.2%	$1,641	0.3%
General and administrative	962	0.5	833	0.5	3,330	0.5	3,037	0.5
Total stock-based compensation	$1,343	0.7%	$1,302	0.8%	$4,585	0.7%	$4,678	0.8%

Operating Data
Comparable restaurant sales % change (2)	3.0%		5.1%		3.2%		6.6%
Restaurants opened during period	5		4		16		13
Restaurants open at period-end	130		115		130		115
Restaurant operating weeks	1,673		1,597		6,325		5,697

(1) Percentages represent percent of total revenues.

(2) Comparable restaurant sales calculated on a 13 week versus 13 week and 52 week versus 52 week basis for the thirteen and fifty-two weeks ended January 1, 2013, and for the fourteen and fifty-three weeks ended January 3, 2012.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for the fourth quarter and fiscal year 2012 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted basic and diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the thirteen weeks ended January 1, 2013, non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share exclude an estimated charge to settle a California sales tax audit, CEO transition costs and a gain pursuant to the settlement agreement with the Company's former broker-dealer for its auction rate securities portfolio that was fully liquidated in December 2009. For fiscal 2012, non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share exclude the effect from the settlement of a trademark infringement claim and an estimated charge to settle a California sales tax audit, the loss on disposal of assets related to the closure and relocation of the Boulder, Colorado smaller-format "Pizza & Grill" restaurant to a larger format "Brewhouse" restaurant, CEO transition costs and a gain pursuant to the settlement agreement with the Company's former broker-dealer for its auction rate securities portfolio that was fully liquidated in December 2009. For fiscal 2011, non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share excluded the effect from the settlement of certain California employment practices lawsuits and a gain pursuant to the settlement agreement with the Company's former broker-dealer for its auction rate securities portfolio that was fully liquidated in December 2009. The Company believes that presentation of measures of net income and basic and diluted net income per share that exclude these items assists management and investors in evaluating the period-over-period performance of the Company's ongoing core business operations because these items are generally considered non-routine in nature. Furthermore, the Company believes that presentation of a measure of non-GAAP adjusted net income and non-GAAP adjusted basic and diluted net income per share that exclude such items is useful to management and investors in evaluating the performance of the Company's ongoing operations on a period-to-period basis and relative to the Company's competitors.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	January 1, 2013		January 3, 2012		January 1, 2013		January 3, 2012
Net income, as reported	$ 6,988	3.8%	$ 9,871	5.7%	$31,409	4.4%	$31,570	5.1%
Legal and other settlements	609	0.3	--	--	959	0.1	2,037	0.3
Loss on disposal of assets	--	--	--	--	302	--	--	--
Gain on investment settlement	(508)	(0.3)	--	--	(797)	(0.1)	(614)	(0.1)
CEO transition costs (2)	786	0.4	--	--	786	0.1	--	--
Tax effect - legal and other settlements (1)	(161)	(0.1)	--	--	(253)	--	(564)	(0.1)
Tax effect - loss on disposal of assets (1)	--	--	--	--	(80)	--	--	--
Tax effect - gain on investment settlement (1)	134	0.1	--	--	210	--	170	--
Tax effect -- CEO transition costs (1)	(208)	(0.1)	--	--	(208)	--	--	--
Non-GAAP adjusted net income	$ 7,640	4.1%	$ 9,871	5.7%	$32,328	4.6%	$32,599	5.2%

Basic net income per share, as reported	$ 0.25		$ 0.36		$ 1.12		$ 1.14
Legal and other settlements	0.02		--		0.03		0.07
Loss on disposal of assets	--		--		0.01		--
Gain on investment settlement	(0.02)		--		(0.03)		(0.02)
CEO transition costs (2)	0.03		--		0.03		--
Tax effect - legal and other settlements (1)	(0.01)		--		(0.01)		(0.02)
Tax effect - loss on disposal of assets (1)	--		--		--		--
Tax effect - gain on investment settlement (1)	--		--		0.01		0.01
Tax effect -- CEO transition costs (1)	(0.01)		--		(0.01)		--
Non-GAAP adjusted basic net income per share	$ 0.27		$ 0.36		$ 1.15		$ 1.18

Diluted net income per share, as reported	$ 0.24		$ 0.34		$ 1.09		$ 1.08
Legal and other settlements	0.02		--		0.03		0.07
Loss on disposal of assets	--		--		0.01		--
Gain on investment settlement	(0.02)		--		(0.03)		(0.02)
CEO transition costs (2)	0.03		--		0.03		--
Tax effect - legal and other settlements (1)	(0.01)		--		(0.01)		(0.02)
Tax effect - loss on disposal of assets (1)	--		--		--		--
Tax effect - gain on investment settlement (1)	--		--		0.01		0.01
Tax effect -- CEO transition costs (1)	(0.01)		--		(0.01)		--
Non-GAAP adjusted diluted net income per share	$ 0.27		$ 0.34		$ 1.12		$ 1.12

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) The tax effect is based on the Company's annual estimated effective tax rate of 26.4% for the thirteen and fifty-two weeks ended January 1, 2013, and 27.7% for the fourteen and fifty-three weeks ended January 3, 2012.

(2) Included in general and administrative expenses.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400